Exhibit 99.1

NEWS For Immediate Release

THE MANITOWOC COMPANY

UPDATES ITS 2008 FINANCIAL EXPECTATIONS

AND PROVIDES INITIAL 2009 FINANCIAL OUTLOOK

MANITOWOC, Wis. — January 8, 2009 — The Manitowoc Company, Inc. (NYSE: MTW) will update financial estimates for 2008 and provide a preliminary outlook for the company’s 2009 financial performance at an investor and analyst meeting to be held at its Education & Technology Center in New Port Richey, Florida later today. For full-year 2008, the company estimates that adjusted earnings will be within the low end of the previous guidance range of $3.15 to $3.25 per diluted share, which includes the results of its recently divested Marine segment and excludes special items and the impact of the Enodis acquisition.

For full year 2009, the company anticipates a revenue reduction of approximately 20% for its Crane segment, which will be offset by an approximate 200% revenue increase by its Foodservice segment. This is driven by the full-year impact of the Enodis acquisition. Operating margins for both segments are projected to be in the low double-digit percentage range.

Other 2009 financial expectations include capital expenditures of approximately $120 million; depreciation and amortization of approximately $135 million; debt reduction of $1 billion post-funding of Enodis; an anticipated tax rate in the mid-20% range, and earnings of $1.35 to $1.60 per diluted share before special items.

Manitowoc’s investor and analyst meeting will be webcast beginning at 8:30 am Eastern time. All interested parties may listen to the live event via the Internet by going to the Investor Relations section of Manitowoc’s Web site at www.manitowoc.com. A replay of the investor and analyst meeting will also be available at the same location on the company’s Web site shortly after the event’s conclusion.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with 101 manufacturing and service facilities in 27 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial food-service equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications.

Forward-looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward- looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,” “targets,” “estimates,” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

     —    unanticipated changes in revenues, margins, costs, and capital expenditures;

     —    issues associated with new product introductions;

     —    matters impacting the successful and timely implementation of ERP systems;

     —    foreign currency fluctuations and their impact on hedges in place with Manitowoc;

     —    increases in raw material prices;

     —    unexpected issues associated with the availability of local suppliers and skilled labor;

     —    unanticipated changes in consumer spending;

     —    unanticipated changes in global demand for high-capacity lifting equipment;

     —    the risks associated with growth;

      —    geographic factors and political and economic risks;

     —    actions of competitors;

     —    changes in economic or industry conditions generally or in the markets served by Manitowoc (including Enodis plc);

     —    the state of financial and credit markets;

     —    unanticipated changes in customer demand;

     —    unanticipated issues associated with refresh/renovation plans by national restaurant accounts;

     —    efficiencies and capacity utilization of facilities;

     —    issues related to new facilities and expansion of existing facilities;

     —    work stoppages, labor negotiations, and labor rates;

     —    government approval and funding of projects;

     —    the ability of our customers to receive financing;

     —    the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures;

     —    in connection with the now-completed sale of Manitowoc Marine Group, the tax gain, the earnings impact, and the costs  incurred in completing the sale;

     —    in connection with now-completed acquisition of Enodis plc, compliance with the terms and conditions of regulatory approvals relating to the required divestiture of Enodis’ global ice business and the timing, price, and other terms of the required divestiture, the ability to complete and appropriately and timely integrate the acquisition of Enodis plc, anticipated earnings enhancements, estimated cost savings and other synergies and the anticipated timing to realize those savings and synergies, the costs incurred in completing the acquisition of Enodis, the divestiture of the Enodis global ice business, and in achieving synergies, potential divestitures and other strategic options; and

     —    risks and other factors cited in the company’s filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Company Contact:

Carl J. Laurino

Senior Vice President
& Chief Financial Officer

920-652-1720